Filed Pursuant to Rule 424(b)(7)

Registration No. 333-214078

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $0.001 per share	8,126,062	$168.00	$1,365,178,416	$158,224.18

(1)	Calculated in accordance with Rule 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 12, 2016)

7,100,000 Shares

MercadoLibre, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 7,100,000 shares of our common stock. We will not receive any proceeds from the sale of the shares to be offered by the selling stockholders.

Our common stock is listed on The NASDAQ Global Market, or NASDAQ, under the symbol “MELI”. On October 11, 2016, the last reported sales price of our common stock on NASDAQ was $184.47 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-15 of this prospectus supplement.

PRICE $168.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Selling Stockholders, Before Expenses
Per share	$168.00	$2.688	$165.312
Total	$1,192,800,000	$19,084,800	$1,173,715,200

(1)	See “Underwriters” beginning on page S-24 for additional information regarding underwriting discounts, commissions and estimated expenses.

The underwriters have an option to purchase a maximum of 1,026,062 additional shares from one of the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about October 19, 2016.

Morgan Stanley	J.P. Morgan

Prospectus Supplement dated October 13, 2016

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated therein, before buying any of the securities being offered under this prospectus supplement. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those statements made in the accompanying prospectus and documents incorporated by reference therein.

We, the Selling Stockholders (as defined below) and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in the accompanying prospectus, or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We, the Selling Stockholders and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, and results of operations may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, and any related free writing prospectus, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” in the accompanying prospectus.

Unless expressly indicated or the context suggests otherwise, references in this prospectus to “MercadoLibre”, the “Company”, “we”, “us” and “our” refer to MercadoLibre, Inc. and its consolidated subsidiaries. We refer to eBay Inc. and eBay International Treasury Center S.à r.l. collectively as “eBay” or the “Selling Stockholders”.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus. This summary does not contain all of the information you should consider before deciding to invest in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, including each of the documents incorporated therein by reference, before making an investment decision. Investors should carefully consider the information set forth under “Risk Factors” in this prospectus supplement on page S-15, in the accompanying prospectus on page 7 and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2015. Unless otherwise stated, or the context otherwise requires, the information appearing in this Prospectus Supplement Summary (other than the information appearing under the captions “About Mercado Libre”, “Recent Developments”, “The Offering” and “Summary Consolidated Financial Data”) is as of December 31, 2015.

You also should carefully read the information incorporated by reference into the accompanying prospectus, including our financial statements, and the other information in the exhibits to the registration statement of which the accompanying prospectus is a part.

About MercadoLibre

MercadoLibre, Inc. (together with its subsidiaries “us”, “we”, “our” or the “Company”) hosts the largest online commerce platform in Latin America, which is focused on enabling e-commerce and its related services. Our platforms are designed to provide our users with a complete portfolio of services facilitating e-commerce transactions. Additionally, we are a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on number of unique visitors and page views. We also operate online commerce platforms in the Dominican Republic, Honduras, Nicaragua, El Salvador, Panama, Bolivia, Guatemala, Paraguay and Portugal.

Through our online commerce platform, we provide buyers and sellers with a robust online commerce environment that fosters the development of a large and growing e-commerce community in Latin America, a region with a population of over 605 million people and one of the fastest-growing Internet penetration rates in the world. We believe that we offer a technological and commercial solution that addresses the distinctive cultural and geographic challenges of operating an online commerce platform in Latin America.

We offer our users an eco-system of six related e-commerce services: the MercadoLibre Marketplace, the MercadoLibre Classifieds service, the MercadoPago payments solution, the MercadoLibre Advertising program (“MercadoClics”), the MercadoShops online webstores solution and the MercadoEnvios shipping service.

The MercadoLibre Marketplace, which we sometimes refer to as our Marketplace, is a fully-automated, topically-arranged and user-friendly online commerce service. This service permits both businesses and individuals to list general merchandising items and conduct their sales and purchases online in either a fixed-price or auction-based format. Any Internet user in the countries in which we operate can browse through the various products that are listed on our website and register with MercadoLibre to list, bid for and purchase such items and services.

To complement the MercadoLibre Marketplace, we developed MercadoPago, an integrated online payments solution. MercadoPago is designed to facilitate transactions both on and off the MercadoLibre Marketplace by providing a mechanism that allows our users to securely, easily and promptly send, receive and finance payments online. MercadoPago is currently available in: Argentina, Brazil, Mexico, Colombia, Venezuela and Chile; and added Peru to its list of countries where the service has been offered since June 2016.

Through MercadoLibre Classifieds service, our online classified listings service, our users can offer for sale and generate leads on listings of motor vehicles, real estate and services in all countries where we operate.

As a further enhancement to the MercadoLibre Marketplace, we developed our MercadoLibre Advertising program to enable businesses to promote their products and services through a cost efficient and automated platform that allows advertisers to acquire traffic, both to our platform or to their own websites. Through MercadoLibre Advertising, MercadoLibre’s sellers and large advertisers/brands are able to place display, product and/or text ads on our web pages, and other web pages including our vertical sites associated in the region.

Additionally, through MercadoShops, our online webstores solution, users can set-up, manage and promote their own online webstores. These webstores are hosted by MercadoLibre and offer integration with the other marketplace, payments and advertising services we offer. Users can choose from a basic, free webstore or pay monthly subscriptions for enhanced functionality and value added services on their webstores.

To further enhance our suite of e-commerce services, during 2013 and 2014, we launched the MercadoEnvios shipping solution in Brazil, Argentina, Mexico, Colombia and Chile. Through MercadoEnvios, we offer a cost-efficient integration with existing logistic and shipping carriers to sellers on our platform. Sellers opting into the program are able to offer a uniform and seamlessly integrated shipping experience to their buyers at competitive prices.

In addition, MercadoLibre began developing and selling enterprise software solutions to e-commerce business clients in Brazil during the second quarter of 2015.

History of MercadoLibre

In March of 1999, Marcos Galperin, our co-founder and Chief Executive Officer, wrote our business plan while working towards his master’s degree in business administration at Stanford Business School. Shortly thereafter, he began to assemble a team of professionals to implement it. We were incorporated in Delaware in October of 1999. In August 2007, we completed our initial public offering.

Our Strategy

We seek to serve people in Latin America by offering diverse e-commerce services that can improve the quality of life of those who use it, with the goal of creating significant value for our stockholders. We serve our buyers by giving them access to what we believe is a broader and more affordable variety of products and services than those available on other online and offline venues serving our Latin American markets. We believe we serve our sellers by allowing them to reach a large and geographically diverse user base at what we believe is a lower overall cost and investment than offline venues serving our Latin American markets. At the same time, we provide payment settlement services to facilitate such transactions, and advertising solutions to promote them. More broadly, we strive to make inefficient markets more efficient and in that process generate value for our stockholders. To achieve these objectives, we intend to pursue the following strategies:

•

Continue to grow our business and maintain market leadership. We have focused and intend to continue to focus on growing our business by strengthening our position as a preferred online marketplace in each of the countries in which we operate. We also intend to grow our business and maintain our leadership by taking advantage of the expanding potential user base that has resulted from the growth of Internet penetration rates in Latin America. We intend to achieve these goals through organic growth, by introducing our business in new countries and entering new category segments, by launching new transactional business endeavors, and through potential strategic acquisitions of key businesses and assets. In order to grow our core marketplace business, we must continue to attract larger sellers to our platform, including brands, manufacturers, and large retailers. We believe that such sellers are recognizing the value of MercadoLibre as a sales channel, and that having them on our site increases selection of quality products and enhances the MercadoLibre brand in the eyes of our users. Through our Official Stores initiative, we offer users a tailored experience with products sold directly from such sellers. Our sales team remains dedicated to attracting and supporting these new vendor segments.

•	Increase monetization of our transactions. We have focused and will continue to focus on improving the revenue generation capacity of our business by implementing initiatives designed to increase the revenues we receive from transactions on our platform. Some of these initiatives include increasing our fee structure, selling advertising on our platform, offering other e-commerce services and expanding our paid-for fee-based features.

•	Take advantage of the natural synergies that exist between our services. We strive to leverage our different businesses to promote greater cross-usage among the businesses, thereby creating a virtuous ecosystem of e-commerce offerings. We promote the adoption of our MercadoPago payments solution on our marketplace as well as on our MercadoShops solution, to offer our MercadoClics advertising solutions to users of our marketplace, payments and shops solutions, and to encourage users of any of our services to experiment with the other solutions we offer.

•	Expand into additional transactional service offerings. Our strategic focus is to enable on-line transactions of multiple types of goods and services throughout Latin America. Consequently, we strive, and will continue to strive, to launch on-line transactional offerings in new product and service categories where we believe business opportunities exist. These new transactional offerings include, but are not limited to, efforts involving: (a) the offering of additional product categories in our marketplace business, (b) the expansion of our presence in vehicle, real estate and services classifieds, (c) the penetration of our on-platform payments services and the expansion of our off-platform payments services, (d) the penetration of our credit product offerings on and off our platform, (e) the penetration of our on-platform shipping services and (g) the offer of on-line software as e-commerce service solutions. We believe that a significant portion of our growth will be derived from these new or expanded product and service launches in the future. We are especially focused on driving adoption of our payments, credit and shipping solutions on our platform. These solutions are designed to drive a better customer experience for both buyers and sellers on our platform marketplace, with the goal of eliminating friction around transactions and improving monetization. We intend to drive further adoption of these services in the countries where they are currently available, while rolling out these solutions in new markets. Payments outside of our platform also represent a significant growth avenue, especially in payments processing and financing. As credit card adoption and bank account penetration continue to increase across Latin America, we believe that the market for online and mobile payments will grow significantly. Combined with the growth of e-commerce as the number of online sellers continues to grow, this represents a significant opportunity for MercadoPago.

•	Enhance brand awareness. We believe that enhancing awareness of the MercadoLibre brand is important to achieve our business objectives. We intend to continue to promote and increase recognition of our brand through a variety of marketing and promotional campaigns. These may include marketing agreements with companies that have a significant online presence and advertising through traditional media, such as cable television. We may also use leading websites and other media such as affiliate programs, banner advertisements and keyword searches. In addition, we believe that by enhancing our e-commerce community experience, we promote greater brand awareness through word of mouth.

•	Focus on user loyalty and website enhancement. We will continue to focus on increasing purchase frequency and transaction volumes from our existing users. We intend to do so by maintaining an appealing and convenient platform for e-commerce, improving the functionality of our website to deliver a more efficient user experience and providing our users with the help of a dedicated customer support department. We employ a number of programs aimed to foster customer loyalty and repeated purchases, such as our MercadoLider loyalty program for high-volume sellers, our targeted and segmented direct marketing program, and MercadoPago special promotions and our MercadoEnvios shipping service.

•	Increase operational efficiency. We believe our business model provides us with an opportunity to generate healthy profit margins. We plan to execute on this through delivering economies of scale, maintaining controls on overhead costs and reducing variable costs whenever possible.

•	Continue to develop innovative and creative solutions. We intend to continually enhance our e-commerce platform in order to better serve both individuals and businesses that want to buy or sell goods and services online. We intend to continue investing to develop new tools and technologies that facilitate e-commerce on our platform and improve our users’ online experience on MercadoLibre, while addressing the distinctive cultural, geographical and other challenges of online commerce in Latin America. We believe that by focusing on specific verticals, we can provide a high quality product discovery experience, thereby increasing conversion. We have developed and continue to innovate on such vertical solutions for our classifieds sites for fashion, apparel, motor vehicles, real estate and services, and we plan to extend this into other verticals. Another key component of innovation is our open platform initiative, which has enabled third-party developers to access MercadoLibre’s application programming interfaces, or APIs, in order to build solutions that help both sellers and buyers on our platform. We have set up a small venture fund to invest in such startups that integrate with our platform, making several investments to date in Argentina and Brazil. Our open platform also enables large sellers to directly integrate their systems with our site, enabling us to attract and integrate brands, manufacturers, and large retailers. We intend to promote further development of third-party solutions and easier integration for large retailers.

•	Serve our dynamic and active user community. We seek to operate MercadoLibre as an open and trusted web-based marketplace where users can access a broad market of products. We believe in treating our users with respect by applying a consistent set of policies that reinforce good online and offline behavior within our user community. We also seek to offer superior customer care in order to maintain the loyalty and satisfaction of our active user base. We continue to invest in customer experience and seek to make it a competitive advantage. With more than 1,380 customer service representatives across several countries as of December 31, 2015, we strive to provide a superior experience to buyers and sellers, continuing to drive improvements in our Net Promoter Score.

The MercadoLibre Marketplace

The MercadoLibre Marketplace is an Internet-based commerce platform where buyers and sellers can meet and consummate e-commerce transactions for a wide range of goods and services. We believe that the MercadoLibre Marketplace allows sellers to reach a large number of potential buyers more cost-effectively than through traditional offline commerce channels or other online venues serving our Latin American markets. Our platform is a fully-automated, topically-arranged and user-friendly online commerce service which permits both businesses and individuals to list items and conduct their sales and purchases online. Any Internet user can browse through the various products and services that are listed on our website and register for free with MercadoLibre to list and purchase items and services. Additionally, sellers and advertisers can purchase, display and link advertising on our websites to promote their brands, businesses and products. The MercadoLibre Marketplace offers buyers a large selection of new and used items that we believe are often more expensive or otherwise hard to find through traditional offline sellers, such as brick-and-mortar retail establishments, offline classified advertisements, community bulletin boards, auction houses and flea markets.

Our MercadoLibre Marketplace is organized using the same technological platform in each country where we operate. However, the site of each country has its own specific local website which has no interaction with our websites in other countries. For example, searches carried out on our Brazilian site show only results of listings uploaded on that particular site and do not show listings from other countries. During 2015, visitors to our website were able to browse an average of over 37.1 million Marketplace listings daily, organized by country, in over 2,800 different product categories. We believe that we have achieved a critical mass of active buyers, sellers and product listings in most of the countries where we operate and that our business can be readily scaled to handle increases in our user base and transaction volume. At December 31, 2015, we had over 144.6 million confirmed registered MercadoLibre Marketplace users, up from 120.9 million and 99.5 million at December 31, 2014 and 2013, respectively. During 2015, in our Marketplace, we had 6.2 million unique sellers, 23.6 million unique buyers and 128.4 million successful items sold as compared to i) 5.5 million unique sellers, 22.0 million unique buyers and 101.3 million successful items sold during 2014 and ii) 5.1 million unique sellers, 20.2 million unique buyers and 83.0 million successful items sold during 2013. Our Marketplace gross merchandise volume (“GMV”), was $7.2 billion in 2015, as compared to $7.1 billion in 2014 and $7.3 billion in 2013. References to gross merchandise volume and GMV in this prospectus supplement summary exclude motor vehicles, vessels, aircraft and real estate.

At June 30, 2016, we had 158.6 million confirmed registered MercadoLibre Marketplace users, up from 132.3 million at June 30, 2015. During the six months ended June 30, 2016, in our Marketplace, we had 2.3 million unique sellers, 17.6 million unique buyers and 82.0 million successful items sold, compared to 1.8 million unique sellers, 14.5 million unique buyers and 57.7 million successful items sold during the six months ended June 30, 2015. The total number of MercadoPago payers for the six months ended June 30, 2016 is 16.9 million, compared to 10.4 million total MercadoPago payers for the six months ended June 30, 2015. Finally, our Marketplace GMV was $3.8 billion for the six months ended June 30, 2016, as compared to $3.3 billion for the six months ended June 30, 2015. See “Summary Consolidated Financial Data” below for additional information on how we calculate successful items sold and GMV.

The MercadoLibre Classifieds Service

The MercadoLibre Classifieds Service enables users to list their offerings related to vehicles, real estate, and services outside the Marketplace platform. Classifieds listings differ from Marketplace listings, as they only charge optional placement fees, and never final value fees. Our classifieds pages are also a major source of traffic to our website, benefitting both Marketplace and non-Marketplace businesses.

In 2015, MercadoLibre visitors were able to browse an average of 1.7 million classifieds listings daily, including approximately 656,000 in real estate, 903,000 in motors, and 113,000 in services per day. During 2015, we had a total of 2.4 million unique sellers and 15.2 million paid listings through the MercadoLibre Classifieds Service, as compared to i) 2.3 million unique sellers and 11.6 million paid listings during 2014 and ii) 2.5 million unique sellers and 11.0 million paid listings during 2013.

The MercadoPago Online Payments Solution

To complement the MercadoLibre Marketplace, we developed MercadoPago, an integrated online payments solution. MercadoPago is designed to facilitate transactions both on and off the MercadoLibre Marketplace by providing a mechanism that allows our users to securely, easily and promptly send and receive payments online. MercadoPago enables any user registered with MercadoPago to securely and easily send and receive payments online to pay for purchases made in the MercadoLibre Marketplace. MercadoPago is currently available to MercadoLibre users in each of Brazil, Argentina, Mexico, Venezuela, Chile, Colombia and, since June 2016, Peru.

MercadoPago is also available for purchases of goods and services outside the MercadoLibre Marketplace, as an open on-line payment service in Argentina, Brazil, Mexico, Venezuela, Chile, Colombia and, since June 2016, Peru. The off platform service is designed to meet the growing demand for Internet-based payments systems in Latin America. Users are able to transfer money to other users with MercadoPago accounts and to incorporate MercadoPago as a means of payments on their independent commerce websites. MercadoPago allows merchants to facilitate checkout and payment processes on their website and also enable users to simply transfer money to each other either through the website or using the MercadoPago App available in iOS and Android. MercadoPago allows merchants who are not registered with the MercadoLibre Marketplace to receive payments as long as they register with MercadoPago. It also allows consumers to pay MercadoPago registered-merchants either by registering with MercadoPago or by providing their credit card information as a “guest user”.

Furthermore, MercadoPago offers online sellers who accept MercadoPago as a method of payment to integrate MercadoPago with their checkout flow, thereby streamlining the shopping and payment processes. We believe that the ease of use, safety and efficiency of MercadoPago will allow us to generate additional transactions in the future from web merchants that sell items outside the MercadoLibre Marketplace. We believe that there is a significant business opportunity to increase adoption of MercadoPago as a payment mechanism both on and off the MercadoLibre Marketplace for years to come.

In July 2015, MercadoPago launched a mobile point of sale service in Brazil which allows merchants or individuals to process physical credit and debit cards, either by reading the chip and entering the personal identification number, or PIN, of the card or by swiping it, depending on the type of card.

During the year ended December 31, 2015, our on and off-platform users paid approximately $5,184.1 million using MercadoPago, which represented 72.5% of our GMV for the year. During the year ended December 31, 2014, our on and off-platform users paid approximately $3,523.2 million using MercadoPago, which represented 49.7% of our GMV for that year. During the year ended December 31, 2013, our users paid approximately $2,497.7 million using MercadoPago, which represented 34.2% of our GMV for that year.

We seek to increase the adoption and penetration of MercadoPago among MercadoLibre Marketplace users. In the countries where MercadoPago was available, as of December 31, 2015, approximately 65.2% of the MercadoLibre Marketplace’s listings accepted MercadoPago for payments and 77.9% of our total GMV in these countries was completed through MercadoPago. Starting in Brazil in January 2010, in Argentina in March 2010, in Mexico in April 2011, in Venezuela in July 2012 and in Colombia in November 2013, all paid listings on the MercadoLibre Marketplace (excluding free listings and classifieds) were required to offer MercadoPago.

MercadoEnvios Shipping Service

MercadoEnvios is a shipping solution for marketplace users, available in Brazil, Argentina and Mexico. Additionally, during the second half of 2015 we also launched our shipping solution in Colombia. MercadoEnvios achieves economies of scale through integration with local carriers, driving down shipping costs and eliminating friction for buyers and sellers.

MercadoLibre Advertising Services

The MercadoLibre Advertising platform, which we commonly refer to as “MercadoClics”, enables large retailers, small and medium brands and various other consumer brands to promote their products and services on the Internet by providing branding and performance marketing solutions. Advertisers place text, display or banner advertisements on our website in order to promote their brands and offerings. MercadoClics is an advertising tool that enables advertisers to acquire traffic through text ads placed on search results on our platform. Advertisers can purchase specific categories, on a cost per click basis or per impression basis, where their advertisements could appear as a result of a bidding process with other relevant advertisements.

MercadoShops Online Webstores Service

MercadoShops is a software-as-a-service, fully hosted online webstore solution. Through MercadoShops users can set-up, manage and promote on-line webstores. These webstores are hosted by MercadoLibre and offer integration with the other marketplace, payments and advertising services we offer. Users can choose from a basic, free webstore or pay monthly subscriptions for enhanced functionality and added services on their webstores.

Marketing

Our marketing strategy is designed to grow our platform by promoting the MercadoLibre brand, attracting new users, and generating more frequent trading by our existing users. To this end, we employ various means of advertising, including placement in leading portals and networks across Latin America, cable and broadcast television, paid and natural positioning in leading search engines, email marketing, onsite marketing and presence in offline events. Our expenditures in marketing activities were $58.5 million during 2015, $50.6 million during 2014 and $38.1 million during 2013.

Specifically, we rely mostly on online advertising to promote our brand and attract potential buyers and sellers to our websites and we complement this performance marketing strategy with specific offline activities. To summarize, we focus on the following key marketing initiatives:

•	Entering into agreements with search platforms, portals, social networks and websites that we believe can reach our target audience. These agreements allow us to purchase online advertising positions where we can market ourselves and show relevant promotions to potential and registered users

•	Investing in preferential placement on popular search engines in each country where we operate, such as Google Search. We purchase advertising space next to the results of more than 35 million keywords related to our activities. We also structure our website so that it appears among the top natural results for certain keyword searches

•	Continuing to focus on customizing our buying and selling experiences to make it easier for users to find and buy items by offering formats dedicated to specific categories. In 2015, we offered more “verticalized experiences”, adding new features in our Fashion, Autoparts and Home & Garden categories as well as launching targeted advertising campaigns based on consumers’ category preferences

•	Accelerating our aggressive mobile marketing strategy. In 2015, we continued to develop our smartphone Apps, focusing mainly on obtaining additional App users

•	Continuing to invest in offline and online marketing events around Black Friday and Cyber Monday, which were strong selling events in all our markets in 2015

•	Continuing to use radio and magazine ads to promote our vehicles’ classifieds business, which category serves as a leader in all our markets

•	Completing our first full year with the new Oracle Responsys, Oracle’s cross-channel solution for marketing to consumers platform, which allowed us to automate, escalate, and better orchestrate our email marketing program, providing multichannel integration.

We also conduct a variety of initiatives that focus on attracting and training sellers. We organize events such as “MercadoLibre Universities” and seller meetings in countries where we have an office. MercadoLibre

Universities are full-day sessions comprised of advanced users whom we teach how to sell on our platform. During seller meetings, we teach sellers with high-potential or with MercadoLider status more advanced selling techniques and allow them to discuss issues of interest with our employees.

The positioning of the MercadoLibre brand among Internet users is one of our key marketing concerns, and our goal is to position MercadoLibre’s name and concept as the preferred platform in the public’s mind. In 2015 we launched our new regional advertising campaign, “Never Stop Seeking”, in online and offline media. We conduct surveys every year in our key markets to gauge the position of our brand in the minds of consumers. We consistently appear at the top of these surveys in areas such as consumer recall and preference for e-commerce and online commerce sites. We believe these ratings are the result of the quality of our product and our marketing efforts.

Product Development

At December 31, 2015, we had 848 employees on our information technology and product development staff, an increase from 639 employees at December 31, 2014, due to new hires and as a consequence of the acquisition of KPL Soluções Ltda. in April 2015 which increased our information technology and product development staff by 92 employees. We incurred product development expenses (including salaries) in the amount of $76.4 million in 2015, $53.6 million in 2014 and $40.9 million in 2013. We also incurred information technology capital expenditures, including software licenses, amounting to $25.8 million in 2015, $22.7 million in 2014 and $22.0 million in 2013.

We continually work to improve both our MercadoLibre Marketplace and MercadoPago websites so that they better serve our users’ needs and function more efficiently. A significant portion of our information technology resources are allocated to these purposes. We strive to maintain the right balance between offering new features and enhancing the existing functionality and architecture of our software and hardware.

The development of new and improved features usually begins by listening to suggestions from our community of users. We hold meetings periodically with both regular and highly active users to obtain feedback regarding our services, as well as suggestions and ideas for possible additional features on the MercadoLibre Marketplace and MercadoPago websites. We also receive suggestions from our chat rooms and bulletin boards. Additionally, we monitor the market for new features, formats and elements that could be adapted to our platform to improve our users’ experience.

We place significant importance on the testing and implementation phase of newly developed features. After an internal team ensures that new features and upgrades are working properly, we typically involve a select group of users in testing these features before we release them to the general public. Through this process we receive feedback and suggestions on how to enhance the final details of a feature. Additionally, we typically introduce new features country by country, in order to isolate and resolve any potential problems and subsequently release improved versions to countries yet to be introduced to the new features.

The adequate management of the MercadoLibre Marketplace and MercadoPago software architecture and hardware requirements is as important as introducing additional and better features for our users. Because our business has grown relatively fast, we must ensure that our systems are capable of absorbing this incremental volume. Therefore, our engineers work to optimize our processes and equipment by designing more effective ways to run our platform.

We develop most of our software technology in-house. Since our inception in 1999, we have had a development center in Buenos Aires where we concentrate the majority of our development efforts. In June of 2007, we also launched a second development center in the province of San Luis in Argentina. The center is a collaborative effort with the Technological University of La Punta. In this effort, the University offers us access to dedicated development facilities and a recruiting base for potential employees. In 2012, we opened our newest development center in Aguada Park, Montevideo, Uruguay, which is dedicated to software development activities. We also have other research and/or development centers in Brazil, Mexico and Venezuela.

In March 2013, we acquired 100% of the equity interests in an Argentine software development company located in the Province of Cordoba, Argentina, and in December 2014, we acquired 100% of the equity interests in a software development company based in the city of Buenos Aires. In April 2015, through our subsidiaries we acquired 100% of the equity interests in a Brazilian software development company and in June 2016, we acquired 100% of the equity interests in a second Brazilian software development company. The objective of these acquisitions was to enhance our software development capabilities.

While we have developed most of our software technology in-house, we also outsource certain projects to outside developers. We believe that outsourcing the development of these projects allows us to have a greater operating capacity and strengthens our internal know-how by incorporating new expertise to our business. In addition, our team of developers frequently interacts with technology suppliers and attends technology-related events to familiarize itself with the latest inventions and developments in the field.

Since 2010, we have been continuously working on a deep technology overhaul that is allowing us to switch from a closed and monolithic system to an open and decoupled one. We are splitting MercadoLibre into many small cells. A cell is a functional unit with its own team, hardware, data and source code. Cells interact with each other using Application Programming Interfaces, or APIs. All the front-ends are also being rewritten on top of these APIs. This effort has consumed a large amount of capital, people and management’s focus, and we intend to keep investing in this area. On October 31, 2012, we opened our platform to the developers’ community in a launching event that took place in Sao Paulo, Brazil. We seek to continue spreading the opening of our platform to developers in the other locations in which we operate with the objective of continuing to enhance our ecosystem.

We anticipate that we will continue to devote significant resources to product development in the future as we add new features and functionality to our services. The market in which we compete is characterized by rapidly changing and disruptive technologies, evolving industry and regulatory standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. Accordingly, we believe the cornerstone of our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry and regulatory standards and to continually improve the performance, features, user experience and reliability of our services in response to competitive product and service offerings and evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to make substantial capital expenditures investments to modify or adapt our services or infrastructure.

Offices

We are a Delaware corporation incorporated on October 15, 1999. Our registered office is located at 15 East North Street, Dover, Delaware. Our principal executive offices are located at Arias 3751, 7th Floor, Buenos Aires, Argentina, C1430CRG.

Available Information

We maintain a website, http://www.mercadolibre.com, which contains additional information concerning our Company. We make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are also available on our website and are available in print to any stockholder upon request in writing to MercadoLibre, Inc., Attention: Investor Relations, Arias 3751, 7th floor, Buenos Aires, Argentina, C1430CRG. Information on or connected to our website is neither part of nor incorporated into this prospectus supplement, the accompanying prospectus or any other SEC filings we make from time to time.

RECENT DEVELOPMENTS

We expect to announce on November 3, 2016 our results for the third quarter ended September 30, 2016. We expect that for the three months ended September 30, 2016 we will report GMV between $1.9 billion and $2.0 billion (representing an increase of between 3% and 9% as compared to the same period of 2015), successful items sold between 43 million and 47 million, total payments volume between $2.0 billion and $2.1 billion (representing an increase of between 44% and 52% as compared to the same period of 2015), and net revenues in the range of $220 million to $230 million (representing an increase of between 30% and 36% as compared to the same period of 2015). Unlike the second quarter of 2016, we do not expect to recognize any impairment charge in the third quarter for our operations in Venezuela. This information for the third quarter of 2016 is preliminary and our actual operating results for this quarter may differ from these estimates. We have not completed our quarter-end closing and review procedures or the preparation of our interim financial statements, and the information is subject to review and adjustment as a result of those procedures. The information for the third quarter of 2016 constitutes forward-looking statements, and we caution you that these statements are subject to risks and uncertainties, including those referred to under “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements and Market Data” in this prospectus supplement.

THE OFFERING

Common stock offered by the Selling Stockholders	7,100,000 shares of our common stock

Option to purchase additional shares of common stock

One of the Selling Stockholders has granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,026,062 additional shares of common stock. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase these additional shares.

Common stock outstanding	44,157,341 shares of our common stock

Use of proceeds	We will not receive any of the proceeds from the sale of shares of the common stock by the Selling Stockholders. See “Use of Proceeds” for additional information.

Risk factors

Investing in our common stock involves risk. See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Dividend policy

During 2015 and the first six months of 2016, we paid quarterly dividends on shares of our common stock. All dividends are declared at the discretion of our Board of Directors and depend on our earnings, our financial condition and other factors as our Board of Directors may deem relevant from time to time. Our Board of Directors is under no obligation or requirement to declare a dividend. We cannot assure you that we will achieve results that will allow us to pay a specified level of dividends, if any, or to increase our dividends over time.

On August 2, 2016, our board of directors declared a quarterly cash dividend of $0.150 per share on our outstanding shares of common stock, payable on October 14, 2016 to persons who were stockholders of record on September 30, 2016. Investors purchasing shares in this offering will not be entitled to receive the October 14, 2016 dividend on the shares purchased in this offering.

NASDAQ symbol	“MELI”

The number of shares of our outstanding common stock appearing above is as of October 12, 2016 and excludes shares of our common stock issuable upon conversion of our 2.25% convertible senior notes due 2019.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data is qualified by reference to and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2016 and the consolidated financial statements and the related notes incorporated by reference into the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
(in millions)	2016(*)	2015(*)	2015(*)	2014(*)	2013(*)
Statement of income data:
Net revenues	$357.3	$302.4	$651.8	$556.5	$472.6
Cost of net revenues	(128.8)	(95.0)	(215.0)	(159.0)	(130.1)

Gross profit	228.5	207.4	436.8	397.6	342.5
Operating expenses:
Product and technology development	(46.2)	(36.9)	(76.4)	(53.6)	(40.9)
Sales and marketing	(68.0)	(55.3)	(128.6)	(111.6)	(90.5)
General and administrative	(37.9)	(38.8)	(76.3)	(62.4)	(57.6)
Impairment of Long-Lived Assets	(13.7)	(16.2)	(16.2)	(49.5)	—

Total operating expenses	(165.8)	(147.2)	(297.6)	(277.1)	(189.0)

Income from operations	62.7	60.2	139.2	120.5	153.5

Other income (expenses):
Interest income and other financial gains	15.3	9.0	20.6	15.3	10.7
Interest expense and other financial losses	(12.3)	(10.2)	(20.4)	(11.7)	(2.4)
Foreign currency losses	(0.2)	(9.2)	11.1	(2.4)	1.3

Net income before income / asset tax expense	65.4	49.9	150.5	121.8	163.1

Income / asset tax expense	(19.3)	(28.7)	(44.7)	(49.1)	(45.6)

Net income	46.1	21.2	105.8	72.7	117.5

Less: Net Income attributable to Redeemable Noncontrolling Interest	—	—	—	0.1	—

Net income available to common stockholders	$46.1	$21.2	$105.8	$72.6	$117.5

(*)	The table above may not total due to rounding.

	At June 30,		At December 31,
(in millions, except for per share data)	2016	2015	2015	2014	2013
Balance sheet data:
Total assets	$1,140.1	$1,020.6	$1,003.6	$966.8	$592.4
Loans payable and other financial liabilities-noncurrent portion	296.7	286.5	294.3	282.2	2.5
Total liabilities	775.6	676.2	664.1	611.1	244.9
Net assets	364.6	344.4	339.5	355.8	347.5
Redeemable Noncontrolling Interest	—	—	—	—	4.0
Common stock	0.1	0.1	0.1	0.1	0.1
Total Equity	364.6	344.4	339.5	355.8	343.5
Cash dividends declared per common share	$0.150	$0.206	$0.412	$0.664	$0.572
Earnings per share data:
Basic net income attributable to MercadoLibre, Inc. available to common stockholders per common share	$1.04	$0.48	$2.40	$1.63	$2.66
Diluted net income attributable to MercadoLibre, Inc. per common share	$1.04	$0.48	$2.40	$1.63	$2.66
Weighted average shares(1):
Basic	44,157,151	44,155,035	44,155,680	44,153,884	44,152,600
Diluted	44,157,151	44,155,035	44,155,680	44,153,884	44,152,600

(1)	Shares outstanding at June 30, 2016 were 44,157,341.

	Six Months Ended June 30,		Year Ended December 31,
(in millions)	2016	2015	2015	2014	2013
Other data:
Number of confirmed registered users at end of period(1)	158.6	132.3	144.6	120.9	99.5
Number of confirmed new registered users during period(2)	14.0	11.3	23.7	21.5	18.0
Gross merchandise volume(3)	$3,785.7	$3,302.6	$7,150.8	$7,081.9	$7,305.3
Number of successful items sold(4)	82.0	57.7	128.4	101.3	83.0
Total payment volume(5)	$3,192.9	$2,243.4	$5,184.1	$3,523.2	$2,497.7
Total payment transactions(6)	59.5	33.0	80.4	46.3	31.5
Capital expenditures(7)	$44.9	$70.2	$109.3	$76.1	$117.6
Depreciation and amortization	$13.2	$11.0	$23.2	$16.9	$11.9

(1)	Measure of the cumulative number of users who have registered on the MercadoLibre Marketplace and confirmed their registration.
(2)	Measure of the number of new users who have registered on the MercadoLibre Marketplace and confirmed their registration.
(3)	Measure of the total U.S. dollar sum of all transactions completed through the MercadoLibre Marketplace, excluding motor vehicles, vessels, aircraft and real estate.
(4)	Measure of the number of items that were sold/purchased through the MercadoLibre Marketplace.
(5)	Measure of total U.S. dollar sum of all transactions paid for using MercadoPago.
(6)	Measure of the number of all transactions paid for using MercadoPago.
(7)	Includes payments for businesses acquired (net of cash acquired), payments of remaining amount from business acquisitions and purchases of intangible assets and property and equipment.

Non-GAAP Measures of Financial Performance

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we use free cash flows, a non-GAAP measure.

This non-GAAP measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP and may be different from non-GAAP measures used by other companies. In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. This non-GAAP financial measure should only be used to evaluate our results of operations in conjunction with the most comparable U.S. GAAP financial measures.

Reconciliation of this non-GAAP financial measure to the most comparable U.S. GAAP financial measure can be found in the table below.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance. Specifically, we believe that free cash flow provides useful information to both management and investors by excluding payments for the acquisition of property and equipment net of financial liabilities, of intangible assets and of acquired businesses net of cash acquired, that may not be indicative of our core operating results. In addition, we report free cash flows to investors because we believe that the inclusion of this measure provides consistency in our financial reporting.

Free cash flow represents cash from operating activities less payment and advances for the acquisition of property and equipment net of financial liabilities, of intangible assets and of acquired businesses net of cash acquired. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our operations after the purchases of property and equipment net of financial liabilities, of intangible assets and of acquired businesses net of cash acquired. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the year.

The following table shows a reconciliation of operating cash flows to free cash flows:

	Six Months Ended June 30,		Year Ended December 31,
(In millions)	2016(*)	2015(*)	2015(*)	2014(*)	2013(*)
Net cash provided by operating activities	$44.9	$96.8	$221.4	$197.1	$142.5
Payment for acquired business, net of cash acquired	(7.3)	(45.0)	(45.0)	(40.8)	(3.4)
Advance for property and equipment	(5.0)	(7.5)	(23.4)	—	—
Financial liabilities for acquisition of property and equipment	—	—	5.0	—	—
Purchase of intangible assets	(0.0)	(1.4)	(1.7)	(0.9)	(0.5)
Purchase of property and equipment	(32.6)	(16.3)	(39.2)	(34.4)	(113.8)

Free cash flow	$(0.0)	$26.7	$117.1	$121.0	$24.8

(*)	The table above may not total due to rounding.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference” in the accompanying prospectus. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected, which could cause the trading price of our common stock to decline, and you could lose all or a part of your investment in our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

Any statements made or implied in this prospectus supplement, the accompanying prospectus, any free writing prospectus we may prepare in connection with this offering or in the documents incorporated by reference in the accompanying prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be evaluated as such. The words “anticipate”, “believe”, “expect”, “intend”, “plan”, “estimate”, “target”, “project”, “should”, “may”, “could”, “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate, the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:

•	our expectations regarding the continued growth of online commerce and Internet usage in Latin America;

•	our ability to expand our operations and adapt to rapidly changing technologies;

•	government and central bank regulations;

•	litigation and legal liability;

•	systems interruptions or failures;

•	our ability to attract and retain qualified personnel;

•	consumer trends;

•	security breaches and illegal uses of our services;

•	competition;

•	reliance on third-party service providers;

•	enforcement of intellectual property rights;

•	our ability to attract new customers, retain existing customers and increase revenues;

•	seasonal fluctuations; and

•	political, social and economic conditions in Latin America in general, and Venezuela and Argentina in particular, including Venezuela’s status as a highly inflationary economy for generally accepted accounting principles in the United States (“U.S. GAAP”), and possible future currency devaluation and other changes to its exchange rate systems such as the “Sistema Marginal de Divisas” (“SIMADI”) or “Sistema Cambiario de Divisas Complementarias” (“DICOM”) and possible further devaluations of the Argentine Peso.

You should carefully consider the risks specified under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus supplement, the accompanying prospectus and the SEC filings incorporated by reference into the accompanying prospectus.

This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in the accompanying prospectus contain, and any free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, the growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

USE OF PROCEEDS

All shares of common stock being offered pursuant to this prospectus supplement are being sold by the Selling Stockholders identified in this prospectus supplement. The Selling Stockholders will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement. The aggregate net proceeds to the Selling Stockholders from the sale of shares of our common stock will be the public offering price of the shares of common stock less underwriting discounts and commissions. We will not receive any proceeds from the sale of these shares of common stock.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on The NASDAQ Global Market under the symbol “MELI”. The following table sets forth the high and low closing sales prices per share of our common stock as reported on The NASDAQ Global Market for the periods indicated:

	High	Low
2014
First Quarter	$112.88	$87.88
Second Quarter	$99.00	$79.52
Third Quarter	$118.90	$86.25
Fourth Quarter	$144.23	$102.44
2015
First Quarter	$137.99	$116.72
Second Quarter	$153.42	$121.60
Third Quarter	$143.12	$85.75
Fourth Quarter	$127.77	$88.19
2016
First Quarter	$118.28	$85.82
Second Quarter	$140.67	$117.13
Third Quarter	$191.25	$139.68
Fourth Quarter through October 11, 2016	$189.83	$184.47

On October 11, 2016, the last reported sales price of our common stock on The NASDAQ Global Market was $184.47 per share.

U.S. FEDERAL TAX CONSIDERATIONS

The following discussion describes material U.S. federal income tax and estate tax consequences of the ownership and disposition of shares of our common stock. This discussion deals only with shares of our common stock held as capital assets by investors who purchase shares of our common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the ownership or disposition of shares of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of our common stock, certain former citizens or residents of the United States, controlled foreign corporations or passive foreign investment companies, persons holding shares of our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, a partnership or other pass-through entity for U.S. federal income tax purposes, or that are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as the gift tax, the Medicare tax on net investment income or estate tax considerations applicable to U.S. Holders as defined below) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the ownership and disposition of shares of our common stock in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is an individual citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our common stock. A non-U.S. beneficial owner for whom income from our common stock is effectively connected with the conduct of a U.S. trade or business is treated as a U.S. Holder for these purposes. A “Non-U.S. Holder” means any beneficial owner of shares of our common stock that is not a U.S. Holder.

Furthermore, this discussion is based on the tax laws of the United States, including the Code, existing and proposed regulations promulgated thereunder, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Tax Consequences to U.S. Holders

Dividends. As discussed in “Dividend Policy,” during 2015 and 2016, we paid quarterly cash dividends on shares of our common stock throughout the year. A distribution paid on shares of our common stock, other than certain pro rata distributions of such shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the shares of our common stock. Any remaining excess will be treated as a capital gain. Dividends received by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.

Sale, Exchange or Other Taxable Disposition of Common Stock. For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of shares of our common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the shares of our common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the shares of our common stock. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Tax Consequences to Non-U.S. Holders

Dividends. Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to a Non-U.S. Holder, unless:

•	the Non-U.S. Holder has furnished a valid Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such payments and the withholding agent does not have actual knowledge or reason to know to the contrary, and

•	the Non-U.S. Holder (or any entity through which the Non-U.S. Holder receives such dividends, if applicable) has provided the withholding agent with certain information with respect to the Non-U.S. Holder’s (or the entity’s) direct and indirect U.S. owners required by certain provisions commonly known as FATCA (or any intergovernmental agreement made pursuant to FATCA) or otherwise established an exemption from withholding under FATCA, and if the Non-U.S. Holder holds the shares of our common stock through a non-U.S. financial institution, the institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in the institution or entity) or has otherwise established an exemption, and the Non-U.S. Holder has provided any required information to the institution.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in shares of our common stock.

Sale, Exchange or Other Taxable Disposition of Common Stock. Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock.

In the case of the sale or disposition of shares of our common stock on or after January 1, 2019, a Non-U.S. Holder may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point under “Dividends” above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in shares of our common stock and the potential for a refund or credit in the case of any withholding tax.

U.S. Federal Estate Tax. Shares of our common stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS with respect to payments of dividends and in connection with the sale or other disposition of shares of our common stock by certain U.S. Holders and may be filed in connection with the sale or other disposition of shares of our common stock by Non-U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such payments if they do not provide their taxpayer identification numbers to the applicable payor, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding tax rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders in order to avoid the application of certain information reporting requirements and backup withholding. Any amount paid as backup withholding may be creditable against the beneficial owner’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

SELLING STOCKHOLDERS

The following table sets forth certain information about the Selling Stockholders. As of October 12, 2016, there were 44,157,341 shares of our common stock outstanding. The percentages in the following table reflect the shares of common stock beneficially owned by the Selling Stockholders as a percentage of the total number of shares of our common stock issued and outstanding as of October 12, 2016. When we refer to a “Selling Stockholder” in this prospectus supplement, we mean any person specifically identified in the table below.

The amounts and percentages of shares of common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person, directly or indirectly, has or shares voting power or investment power over the security (“investment power” includes the power to dispose of or to direct the disposition of such security). A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided, however, that if the person has the purpose or effect of changing or influencing the control of the issuer, such person may be deemed to be the beneficial owner of any securities that such person has the right to acquire at any time. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name of Selling Stockholder	Beneficial Ownership Prior to this Offering		Shares of Common Stock Being Offered	Shares of Common Stock Subject to Underwriters’ Option	Beneficial Ownership After this Offering
	Number of Shares	Percent of All Shares			Without Exercise of Option		With Full Exercise of Option
					Number of Shares	Percent of All Shares	Number of Shares	Percent of All Shares
eBay Inc.(1)	5,962,488	13.5%	4,936,426	1,026,062	1,026,062	2.3%	—	—
eBay International Treasury Center S.à r.l.(2)	2,163,574	4.9%	2,163,574	—	—	—	—	—

(1)	eBay Inc. is a public company listed on the NASDAQ Global Select Market. The address of eBay Inc. is 2065 Hamilton Avenue, San Jose, CA 95125.
(2)	eBay International Treasury Center S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), is an indirect wholly owned subsidiary of eBay Inc. eBay Inc. has voting and investment power over the shares owned by eBay International Treasury Center S.à r.l. The address of eBay International Treasury Center S.à r.l. is c/o eBay Inc., 2065 Hamilton Avenue, San Jose, CA 95125.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase and the Selling Stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	4,615,000
J.P. Morgan Securities LLC	2,485,000

Total	7,100,000

The underwriters and the representatives are collectively referred to as the “underwriters”. The underwriters are offering the shares of common stock subject to their acceptance of the shares from the Selling Stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.6128 a share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession, not in excess of $0.5376 a share, to any underwriter or to certain other dealers. After the initial offering of the shares of common stock, the underwriters may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,026,062 additional shares of common stock from one of the Selling Stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date hereof to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase those shares in approximately the same proportions as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered. Morgan Stanley & Co. LLC will act as sole stabilization agent in connection with this offering.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the Selling Stockholders, assuming no exercise and full exercise of the option granted to the underwriters to purchase additional shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$168.00	$1,192,800,000	$1,365,178,416.000
Underwriting discounts and commissions to be paid by the Selling Stockholders	$2.688	$19,084,800	$21,842,854.656
Proceeds, before expenses, to the Selling Stockholders	$165.312	$1,173,715,200	$1,343,335,561.344

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $800,000. One of the Selling Stockholders has agreed to reimburse us for certain of those expenses.

We, each of our executive officers and directors and the Selling Stockholders have entered into lock-up agreements with the underwriters under which they have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934) by them or any other securities so owned convertible into or exercisable or exchangeable for shares of our common stock or publicly announce the intention to do any of the foregoing;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

•	participate in the filing of any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

i.	the sale of shares of our common stock to the underwriters;

ii.	the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing;

iii.	transactions by a Selling Stockholder, executive officer or director relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 is required or voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions;

iv.	transfers by a Selling Stockholder, executive officer or director of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock as a bona fide gift; and transfers by a Selling Stockholder of shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock to eBay Inc. or any of its subsidiaries and subsequent transfers of any such common stock or other securities convertible into or exercisable or exchangeable for common stock among eBay Inc. and any of its subsidiaries;

v.	distributions by a Selling Stockholder of shares of common stock or any security convertible into or exercisable or exchangeable for our common stock to limited partners or stockholders of the Selling Stockholder;

vi.	the filing by us of any registration statement on Form S-8 or a successor form;

vii.	the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the 90 day restricted period and (ii) to the extent a public announcement or filing under the Securities Exchange Act of 1934, if any, is required or voluntarily made by or on behalf of a Selling Stockholder or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the 90 day restricted period;

viii.	any transfer of our securities by any Selling Stockholder pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a “change in control” of us occurring after the consummation of this offering, that has been approved by our board of directors;

ix.	the transfer or sale by a director or executive officer of our common stock by operation of law, such as pursuant to a domestic relations order, pursuant to a will or in connection with a divorce settlement;

x.	transfers by a director or executive officer of our common stock to any immediate family member, trusts for the direct or indirect benefit of such director or executive officer or the immediate family members of such director or executive officer or any of their successors upon death; or

xi.	forfeitures of common stock to us by a director or executive officer during the 90 day restricted period only to satisfy tax withholding requirements;

provided, that in the case of any transfer or distribution pursuant to clause (iv), (v), (ix) or (x) above, each donee, distribute or transferee shall agree to be bound by the lock-up restrictions, subject to the foregoing exceptions; and provided, further, that in the case of any transfer or distribution pursuant to clause (iv), (v), (ix) or (x), no filing under Section 16(a) of the Securities Exchange Act of 1934 reporting a reduction in beneficial ownership of shares of our common stock, shall be required or shall be voluntarily made during the 90 day restricted period (and any such filing relating to a transfer or distribution under clause (xi) shall briefly note the applicable circumstances that cause such clause to apply and explain that the filing relates solely to transfers or distributions falling within the category described in the relevant clause).

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase shares in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the Selling Stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and for eBay, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement or the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which or to any person to whom such an offer or a solicitation is unlawful.

Brazil

The information contained in this prospectus supplement or in the accompanying prospectus does not constitute a public offering or distribution of securities in Brazil and no registration or filing with respect to any securities or financial products described in these documents has been made with the Comissão de Valores Mobiliários (the “CVM”). No public offer of securities or financial products described in this prospectus supplement or in the accompanying prospectus should be made in Brazil without the applicable registration at the CVM.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

European Economic Area

In relation to each member state of the European Economic Area (each, a “Member State”), no offer of any shares of our common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares of our common stock is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

We, the representatives and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares of our common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for us or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out in this section.

Hong Kong

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any of our common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

United Arab Emirates

The shares of our common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, or the FSMA, received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Sidley Austin LLP, San Francisco, California will act as counsel to eBay Inc.

EXPERTS

Our consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in our Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference in this prospectus supplement, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their report, which is incorporated by reference in the accompanying prospectus. Such consolidated financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

MercadoLibre, Inc.

Common Stock

The selling stockholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock, par value $0.001 per share, in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the selling stockholders. The specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus. Information about the selling stockholders, including the relationship between the selling stockholders and us, will also be included in the applicable prospectus supplement.

Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and each related prospectus supplement, together with the documents we incorporate by reference, before you invest. This prospectus may not be used to sell our common stock unless accompanied by a prospectus supplement.

The selling stockholders may offer and sell our common stock through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how the shares may be offered and sold in the section entitled “Plan of Distribution” beginning on page 13. The prospectus supplement for each offering of our common stock will describe in detail the plan of distribution for that offering.

Our common stock is listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “MELI”. The last reported sale price of our common stock on the NASDAQ on October 11, 2016 was $184.47 per share.

Investing in our common stock involves risks. Please read carefully the section entitled “Risk Factors” on page 7 of this prospectus, the “Supplemental Risk Factors” section, if any, contained in the applicable prospectus supplement and the other information included in and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 12, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, using a “shelf” registration process. Because we used a shelf registration statement, the selling stockholders to be named in a supplement to this prospectus may, from time to time, sell common stock in one or more offerings. Each time that the selling stockholders sell securities, we will provide a prospectus supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any free writing prospectus related to the common stock that is prepared by us or on our behalf or that is otherwise authorized by us, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We and the selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “we,” “us,” “our,” or “the Company” are to MercadoLibre, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

1

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may review the reports and other information we have filed without charge at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Our filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede it. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference in this prospectus the following information (other than, in each case, documents, exhibits thereto or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 26, 2016;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2016;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 filed with the SEC on May 6, 2016 and August 5, 2016, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on March 2, 2016 and June 10, 2016.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (not including any information “furnished” under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than “filed”, which information is not incorporated by reference herein) prior to the termination of the offerings under this prospectus and any prospectus supplement.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement, if applicable, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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Each person, including any beneficial owner, to whom a prospectus is delivered, may obtain a copy of any of the information that has been incorporated by reference in this prospectus, without charge, by written or oral request directed to:

MercadoLibre, Inc.

Attention: Investor Relations

Arias 3751, 7th Floor

Buenos Aires, C1430CRG, Argentina

(+5411) 4640-8000

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

Any statements made or implied in this prospectus, in any prospectus supplement or in the documents incorporated by reference in this prospectus or any prospectus supplement, that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be evaluated as such. The words “anticipate”, “believe”, “expect”, “intend”, “plan”, “estimate”, “target”, “project”, “should”, “may”, “could”, “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements generally relate to information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, future economic, political and social conditions in the countries in which we operate, the effects of future regulation and the effects of competition. Such forward-looking statements reflect, among other things, our current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting our business, all of which are subject to known and unknown risks, uncertainties and other important factors (in addition to those discussed elsewhere in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein) that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things:

•	our expectations regarding the continued growth of online commerce and Internet usage in Latin America;

•	our ability to expand our operations and adapt to rapidly changing technologies;

•	government and central bank regulations;

•	litigation and legal liability;

•	systems interruptions or failures;

•	our ability to attract and retain qualified personnel;

•	consumer trends;

•	security breaches and illegal uses of our services;

•	competition;

•	reliance on third-party service providers;

•	enforcement of intellectual property rights;

•	our ability to attract new customers, retain existing customers and increase revenues;

•	seasonal fluctuations; and

•	political, social and economic conditions in Latin America in general, and Venezuela and Argentina in particular, including Venezuela’s status as a highly inflationary economy for generally accepted

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accounting principles in the United States (“U.S. GAAP”), and possible future currency devaluation and other changes to its exchange rate systems such as the “Sistema Marginal de Divisas” (“SIMADI”) or “Sistema Cambiario de Divisas Complementarias” (“DICOM”) and possible further devaluations of the Argentine Peso.

You should carefully consider the risks specified under the caption “Risk Factors” in any prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

We caution you that the foregoing list may not contain all of the forward looking statements made in this prospectus, any accompanying prospectus supplement and the SEC filings incorporated by reference into this prospectus and any accompanying prospectus supplement.

This prospectus and the documents incorporated and deemed to be incorporated by reference herein contain, and any prospectus supplement and free writing prospectus we may prepare in connection with any offering contemplated hereby may contain, estimates, projections and other information concerning our industry, markets, products and services. These estimates, projections and other information may concern, among other things, our market position, size, number of unique visitors and page views compared to other online commerce platforms, the size of our markets, growth in internet penetration rates in our markets compared to internet penetration rates globally, the breadth and affordability of products and services listed on our websites compared to other online and offline venues, the cost to sellers of listing on our websites compared to other offline venues, credit card adoption and bank account penetration into Latin America, and similar matters. These estimates, projections and other information are generally based on data from third parties, which may include market research firms and trade, industry or governmental websites and publications, and may also be based on estimates and forecasts by our management. This information involves a number of assumptions, estimates, uncertainties and limitations and we have not independently verified any of the information provided by third parties. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus and the documents incorporated and deemed to be incorporated by reference herein. These and other factors could cause actual industry, market and other conditions to differ materially from those reflected in these estimates, projections and other information, and you should not place undue reliance on any of this information.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” contained in this prospectus and the documents incorporated by reference herein, before making an investment decision.

MercadoLibre, Inc. (together with its subsidiaries “us”, “we”, “our” or the “Company”) hosts the largest online commerce platform in Latin America, which is focused on enabling e-commerce and its related services. Our platforms are designed to provide our users with a complete portfolio of services facilitating e-commerce transactions. Additionally, we are a market leader in e-commerce in each of Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, Mexico, Peru, Uruguay and Venezuela, based on number of unique visitors and page views. We also operate online commerce platforms in the Dominican Republic, Honduras, Nicaragua, El Salvador, Panama, Bolivia, Guatemala, Paraguay and Portugal.

Through our online commerce platform, we provide buyers and sellers with a robust online commerce environment that fosters the development of a large and growing e-commerce community in Latin America, a region with a population of over 605 million people and one of the fastest-growing Internet penetration rates in the world. We believe that we offer a technological and commercial solution that addresses the distinctive cultural and geographic challenges of operating an online commerce platform in Latin America.

We offer our users an eco-system of six related e-commerce services: the MercadoLibre Marketplace, the MercadoLibre Classifieds service, the MercadoPago payments solution, the MercadoLibre Advertising program (“MercadoClics”), the MercadoShops online webstores solution and the MercadoEnvios shipping service.

The MercadoLibre Marketplace, which we sometimes refer to as our Marketplace, is a fully-automated, topically-arranged and user-friendly online commerce service. This service permits both businesses and individuals to list general merchandising items and conduct their sales and purchases online in either a fixed-price or auction-based format. Any Internet user in the countries in which we operate can browse through the various products that are listed on our website and register with MercadoLibre to list, bid for and purchase such items and services.

To complement the MercadoLibre Marketplace, we developed MercadoPago, an integrated online payments solution. MercadoPago is designed to facilitate transactions both on and off the MercadoLibre Marketplace by providing a mechanism that allows our users to securely, easily and promptly send, receive and finance payments online. MercadoPago is currently available in: Argentina, Brazil, Mexico, Colombia, Venezuela and Chile; and added Peru to its list of countries where the service has been offered since June 2016.

Through MercadoLibre Classifieds service, our online classified listings service, our users can offer for sale and generate leads on listings of motor vehicles, real estate and services in all countries where we operate.

As a further enhancement to the MercadoLibre Marketplace, we developed our MercadoLibre Advertising program to enable businesses to promote their products and services through a cost efficient and automated platform that allows advertisers to acquire traffic, both to our platform or to their own websites. Through MercadoLibre Advertising, MercadoLibre’s sellers and large advertisers/brands are able to place display, product and/or text ads on our web pages, and other web pages including our vertical sites associated in the region.

Additionally, through MercadoShops, our online webstores solution, users can set-up, manage and promote their own online webstores. These webstores are hosted by MercadoLibre and offer integration with the other marketplace, payments and advertising services we offer. Users can choose from a basic, free webstore or pay monthly subscriptions for enhanced functionality and value added services on their webstores.

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To further enhance our suite of e-commerce services, during 2013 and 2014, we launched the MercadoEnvios shipping solution in Brazil, Argentina, Mexico, Colombia and Chile. Through MercadoEnvios, we offer a cost-efficient integration with existing logistic and shipping carriers to sellers on our platform. Sellers opting into the program are able to offer a uniform and seamlessly integrated shipping experience to their buyers at competitive prices.

In addition, MercadoLibre began developing and selling enterprise software solutions to e-commerce business clients in Brazil during the second quarter of 2015.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Where You Can Find More Information”. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations and financial condition. If any of these risks actually occurs, our business, results of operations and financial condition could be materially and adversely affected, which could cause the trading price of our common stock to decline, and you could lose all or a part of your investment in our common stock.

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USE OF PROCEEDS

We will not receive any proceeds from any sale of our common stock by a selling stockholder.

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DESCRIPTION OF OUR CAPITAL STOCK

The following summary of some of the terms of our capital stock is subject to and qualified in its entirety by reference to Delaware law, our amended and restated certificate of incorporation and by-laws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

General matters

Our authorized capital stock consists of (1) 110,000,000 shares of common stock, par value $0.001 per share, and (2) 40,000,000 shares of preferred stock, par value $0.001 per share.

All of our existing stock is validly issued, fully paid and non-assessable. The discussion set forth below describes the most important terms of our capital stock, our amended and restated certificate of incorporation and our by-laws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation and by-laws and the registration rights agreement referred to below, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Delaware General Corporation law.

Common stock

Set forth below is a brief discussion of the principal terms of our common stock.

Dividend rights

Holders of our common stock are entitled to receive dividends ratably, if as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose. We currently pay a quarterly cash dividend on our common stock but our board of directors may, in its sole discretion, increase or decrease the amount of the quarterly dividend per share, change the frequency with which the dividend is paid or eliminate or reinstate the dividend.

Voting rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case any shares of stock above such 20% do not have voting rights. The holders of common stock do not have cumulative voting rights in the election of directors.

Preemptive or similar rights

Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Right to receive liquidation distributions

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Conversion rights

Our common stock has no conversion rights.

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NASDAQ listing

Our common stock is listed on the NASDAQ Global Market under the symbol “MELI.”

Preferred stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. We have no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Registration rights

In connection with the Second Amended and Restated Registration Rights Agreement dated as of September 24, 2001 (the “registration rights agreement”) among us and certain holders of common stock issued by us, certain of our stockholders have the right to request that we register with the SEC shares of our common stock held by them having a gross offering price of at least $2,000,000 for offering and sale from time to time in the public markets.

Anti-takeover effects of the Delaware general corporation law and our amended and restated certificate of incorporation and by-laws

Our amended and restated certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors, including:

Advance notice procedures

Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No cumulative voting

The General Corporation Law of the State of Delaware, or DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation expressly provides that no stockholder shall be entitled to cumulate votes in the election of directors.

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No stockholder action by written consent

The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation precludes stockholder action by written consent.

Business combinations under Delaware law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-traded Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless certain conditions are met.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Ability to adopt a stockholder rights plan

Our amended and restated certificate of incorporation provides our board of directors the authority to adopt a stockholder rights plan, which, if adopted, could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Classified board of directors

Our board of directors is classified in three classes, with each class elected every year for a term of three years. This would delay the ability of a majority stockholder to gain majority representation in our board of directors.

Removal of directors

Our stockholders may not remove directors other than for cause, which consists of a declaration of unsound mind by an order of a court of competent jurisdiction, conviction of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or declaration of liability by a court of competent jurisdiction for gross negligence or willful misconduct in the performance of such director’s fiduciary duties. If cause exists, a vote of two-thirds of our stockholders is required for such director’s removal.

Amendment to our amended and restated certificate of incorporation and by-laws

Our amended and restated certificate of incorporation and by-laws provide that the anti-takeover provisions therein can only be amended or repealed with a vote of two-thirds of our stockholders. This would make any majority stockholder that does not have a two-thirds majority unable to amend any takeover protections in our amended and restated certificate of incorporation or by-laws and therefore preclude such stockholder from exercising control over our management.

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Voting limitations

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of our common stock, except for stockholders that beneficially own more than 20% of the shares of our outstanding common stock, in which case our board of directors may declare that any shares of stock above such 20% do not have voting rights.

Transfer agent and registrar

Computershare serves as the transfer agent and registrar for our common stock.

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PLAN OF DISTRIBUTION

Selling stockholders may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. (As used under this caption “Plan of Distribution”, the term “securities” means the common stock offered by this prospectus and any applicable prospectus supplement, unless otherwise expressly stated or the context otherwise requires.) The securities may be distributed from time to time in one or more transactions, each of which will be described in the applicable prospectus supplement and which may include transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that any of the selling stockholders sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including (i) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the securities; (iii) any options under which underwriters may purchase additional securities from the selling stockholders; (iv) any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (v) terms and conditions of the offering; and (vi) any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, the selling stockholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We and the selling stockholders may each or both enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

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To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option, if any, to purchase additional securities from the selling stockholders. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. None of the persons participating in any such offering will be obligated to engage in these transactions and these transactions, if commenced, may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

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LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

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EXPERTS

Our consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in our Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated by reference in this prospectus, and the effectiveness of MercadoLibre, Inc.’s internal control over financial reporting have been audited by Deloitte & Co. S.A., an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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